UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CHORD ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	80-0554627
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of exchange on which registered
Preferred Stock Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

N/A

(if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

On July 1, 2022, Chord Energy Corporation, a Delaware corporation formerly named Oasis Petroleum Inc. (the “Company”), completed its previously announced “merger of equals” with Whiting Petroleum Corporation, a Delaware corporation. Upon consummation of this merger, the Company changed its name from “Oasis Petroleum Inc.” to “Chord Energy Corporation.”

This Form 8-A/A is filed by Chord Energy Corporation to reflect the expiration of the preferred stock purchase rights (each, a “Right” and collectively, the “Rights”) registered on the Form 8-A, which was filed by the Company on August 4, 2021.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On June 30, 2022, the Company filed a Certificate of Elimination of Series A Junior Participating Preferred Stock of the Company (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware. At the time of such filing, all of the Rights, which were previously distributed to holders of the Company’s common stock, par value $0.01 per share, had previously expired.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Item 2.	Exhibits.

3.1

Certificate of Elimination of Series A Junior Participating Preferred Stock of Oasis Petroleum Inc. (incorporated by reference to Exhibit 3.1 of Chord Energy Corporation’s Current Report on Form 8-K filed on July 7, 2022)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHORD ENERGY CORPORATION

Date: July 7, 2022	By:	/s/ Michael H. Lou
	Name:	Michael H. Lou
	Title:	Executive Vice President and Chief Financial Officer

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